Exhibit 99.1

[BioMed Realty Trust, Inc. Logo]

CONTACT:	Rick Howe
Senior Director, Corporate Communications
858.207.5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

Positive Net Absorption Exceeds 219,000 SF; 2014 FFO Guidance Increased

SAN DIEGO, Calif. – October 29, 2014 – BioMed Realty Trust, Inc. (NYSE: BMR), the leading real estate company focusing on life sciences, today announced financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

Financial and Operating Performance

•	Executed 47 leasing transactions during the quarter representing approximately 657,700 square feet, contributing to:

•	Positive net absorption for the third quarter of approximately 219,700 square feet; and

•	An increase in the operating portfolio leased percentage on a weighted-average basis to 92.6% at quarter end;

•	Increased same property net operating income on a cash basis by 7.2% year-over-year;

•	Generated total revenues of approximately $168.9 million and set a new company record for rental revenues of $122.8 million; and

•

Generated funds from operations (FFO) and core funds from operations (CFFO) of $0.40 per diluted share and adjusted funds from operations (AFFO) of $0.35 per diluted share, and reported net income available to common stockholders for the quarter of approximately $16.0 million, or $0.08 per diluted share.

New Investments

•	Completed development delivery of the 3737 Market Street building on the Science Center campus in Philadelphia, Pennsylvania, which was 82.4% leased at quarter end.

Financing Activity

•	Issued 4,955,377 shares of common stock in exchange for approximately $84.3 million of exchangeable senior notes at the request of holders exercising their exchange rights.

Commenting on BioMed Realty’s third quarter results, Chairman and Chief Executive Officer Alan D. Gold said, “We are pleased to see that our strategy of creating value with connection points for leading life science companies and research institutions continues to drive strong results. We saw robust leasing in the third quarter led by leases with two global biopharmaceutical leaders in our two largest markets – Baxter in Cambridge and Bristol-Myers Squibb in the Bay Area. These important transactions validate our proven business model of creating exceptional research environments in the right markets for the life science industry to create scientific breakthroughs that are changing the world.”

Portfolio Update

During the quarter, the company executed 47 leasing transactions representing approximately 657,700 square feet, contributing to an operating portfolio leased percentage on a weighted-average basis of 92.6% and a development portfolio pre-leased percentage of 83.8% at quarter end. Third quarter leasing was comprised of:

•	33 new leases totaling approximately 380,400 square feet, highlighted by:

•

A new lease with Baxter Healthcare Corporation for approximately 206,100 square feet at the 650 East Kendall Street property in Cambridge, Massachusetts, which the company owns through its joint venture with Prudential Real Estate Investors (PREI). Concurrently, the company executed a lease termination with AVEO Pharmaceuticals, Inc. in the building in exchange for a termination fee of $15.6 million. As a result of these transactions, 650 East Kendall is now 100% leased;

•	A new lease with Bristol-Myers Squibb Company totaling approximately 61,000 square feet at the company’s Woodside Technology Park campus in Redwood City, California; and

•	A new lease with GlycoMimetics, Inc. for approximately 33,800 square feet at the company’s 9708-9714 Medical Center Drive property in Rockville, Maryland.

•	14 lease renewals and extensions totaling approximately 277,300 square feet, highlighted by:

•	A lease extension with Bristol-Myers Squibb for approximately 133,100 square feet at the Woodside Technology Park campus;

•	A lease extension with PPD Global Limited for approximately 64,600 square feet at the company’s Granta Park campus in Cambridge, United Kingdom; and

•	A lease extension with Ardelyx, Inc. for approximately 27,600 square feet at the company’s Ardenwood Boulevard property in Fremont, California.

At September 30, 2014, the company’s total portfolio comprised approximately 17.2 million rentable square feet, with land supporting an estimated additional 7.4 million square feet of development potential. Third quarter same property net operating income on a cash basis increased 7.2% year-over-year, primarily as a result of sustained leasing success and contractual rent escalations.

During the quarter, the company entered into a lease termination with a tenant for 180,000 square feet at its 50 Hampshire building in Cambridge, Massachusetts. The original lease was originally scheduled to expire in January 2020. Under the terms of the agreement, the tenant agreed to pay a termination fee of $8.5 million which, net of related GAAP adjustments, will result in $7.5 million being recognized as other revenue ratably through March 2015, when the tenant is expected to vacate the space.

During the quarter, the company completed construction of an approximately 334,000 square foot laboratory and office building at 3737 Market Street in Philadelphia, Pennsylvania. The eleven-story building is 82.4% leased to tenants that include Penn Medicine University City; Spark Therapeutics, Inc., a gene therapy company originating out of The Children’s Hospital of Philadelphia; Good Shepherd Penn Partners, which operates the Penn Institute for Rehabilitation Medicine; and The Rose Group, owner of the Corner Bakery Café.

“Our team’s unmatched ability to successfully acquire, develop, redevelop, lease, finance and operate life science real estate continues to translate into superior operating and financial results in 2014,” said Kent Griffin, President of BioMed Realty. “Leasing volume of almost two million square feet, acquisitions which have added over one million rentable square feet which are 99% leased, and on-time, on-budget development deliveries such as the 3737 Market Street project in Philadelphia supply the year-to-date headlines. Supporting all of this growth is our exceptionally strong capital position, liquidity and credit profile which drive down our cost of capital. In doing so, we more effectively serve our tenants, maximize the operating cash flow from our property portfolio and capitalize on future opportunities to generate value for shareholders.”

Third Quarter 2014 Financial Results

Rental revenues for the third quarter were approximately $122.8 million, compared to approximately $116.9 million for the same period in 2013, an increase of 5.0% and the highest in the company’s history. Total revenues for the third quarter were approximately $168.9 million, compared to approximately $159.2 million for the same period in 2013, an increase of 6.1%.

CFFO for the third quarter was $0.40 per diluted share and FFO, calculated in accordance with standards established by NAREIT, was also $0.40 per diluted share for the quarter. AFFO for the quarter was $0.35 per diluted share. The company reported net income available to common stockholders for the quarter of approximately $16.0 million, or $0.08 per diluted share. Results of operations were favorably impacted by the following items, which increased FFO in aggregate by approximately $9.7 million, or $0.05 per diluted share:

•	Lease termination fees totaling $3.3 million were recorded as other revenue during the third quarter, primarily associated with the previously announced lease termination at 50 Hampshire.

•

In connection with the lease termination at 650 East Kendall Street, AVEO Pharmaceuticals committed to pay the company a termination fee of approximately $15.6 million. The company holds a 20% interest in the PREI joint venture that owns the 650 East Kendall property and in the third quarter the joint venture recognized approximately $10.0 million of the total $15.6 million termination fee as additional revenue. The balance will be recognized as additional revenue over the remaining term of the lease through September 2015. The financial results of the joint venture are not consolidated in the company’s financial statements. Accordingly, the company recognized approximately $2.0 million in termination fee income through equity in income of unconsolidated subsidiaries in the third quarter.

•	Gains on securities investments of approximately $2.4 million.

•	Deferred rent receipts of approximately $2.0 million, which have been recorded as rental and tenant recovery revenues during the third quarter.

Financing Activity

During the third quarter of 2014, certain holders of the company’s exchangeable senior notes exercised their exchange rights, pursuant to which the company issued 4,955,377 shares of common stock in exchange for approximately $84.3 million principal amount of notes.

Also during the third quarter, the company amended the terms of the loan secured by its PREI joint venture’s 650 East Kendall Street property, extending the loan’s maturity date to August 13, 2015 and reducing the applicable credit spread to 205 basis points, with an option to further extend the maturity date to August 13, 2016.

Earnings Guidance

The company’s updated 2014 guidance for net income per diluted share, FFO per diluted share and CFFO per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO per diluted share (and CFFO per diluted share) are based upon estimated, weighted-average diluted common shares outstanding of approximately 198.6 million and 208.7 million, respectively.

2014
Projected net income per diluted share available to common stockholders	$0.31
Add:
Real estate depreciation and amortization	1.28
Noncontrolling interests in operating partnership	0.01
Less:
Net effect of assumed conversion of exchangeable senior notes due 2030	(0.03)
Projected FFO per diluted share	$1.57
Add: Acquisition costs	0.01
Projected CFFO per diluted share	$1.58

The company’s 2014 FFO and CFFO estimates reflect the company’s year-to-date operating results and include other revenue and income items aggregating $0.18 per diluted share. These items primarily include lease termination fees, construction loan income and net investment gains. Excluding the impact of these items, projected CFFO per diluted share for 2014 would be $1.40 per diluted share.

Full-year 2014 guidance implies fourth quarter estimates of FFO and CFFO of $0.37 per diluted share which includes the effects of the 50 Hampshire and AVEO Pharmaceuticals lease terminations and which have the net effect of increasing the company’s 2014 fourth quarter estimates of FFO and CFFO by approximately $0.01 per diluted share. No additional other income items are contemplated in the company’s fourth quarter estimates of FFO and CFFO.

The company’s initial 2015 guidance for net income per diluted share and FFO (and CFFO) per diluted share are set forth and reconciled below. Projected net income per diluted share and FFO (and CFFO) per diluted share are based upon estimated, weighted-average diluted common shares outstanding of approximately 207.7 million and 209.2 million, respectively.

2015
(Low - High)
Projected net income per diluted share available to common stockholders	$0.21 - $0.31
Add:
Real estate depreciation and amortization	1.23
Noncontrolling interests in operating partnership	0.01
Projected FFO and CFFO per diluted share	$1.45 - $1.55

Key assumptions underlying the company’s projections of 2015 net income per diluted share and FFO (and CFFO) per diluted share are as follows (dollars in thousands):

Full-year 2015
Rental revenues	$490,000 to $530,000
Termination income (50 Hampshire termination revenue and pro rata share of AVEO termination revenue)	$3,600
Interest expense	$90,000 to $100,000
Capitalized interest	$18,000 to $22,000
General & administrative expense	$50,000 to $52,000

Operating margins	64% to 68%
Tenant recoveries	74% to 77%

Leasing
Gross leasing	1,500,000 sq ft to 1,800,000 sq ft
Net absorption	250,000 sq ft to 400,000 sq ft
Consolidated operating portfolio leased percentage at December 31, 2015
Weighted-average	+/- 94%
Square feet	92% to 93%

Capital	Remaining investments
Active development	$277,800
Active redevelopment	$4,700
Leasing (estimated spend through 2015)
Signed leases	$80,000
Projected leasing	$60,000 to $80,000

The company expects that holders will exchange all of the company’s remaining exchangeable senior notes due 2030 into common stock in January 2015.

The foregoing estimates do not include the effect of any other revenue or income (or losses) that might arise from lease terminations or investments in securities other than the impact of the previously announced 50 Hampshire lease terminations and the AVEO Pharmaceuticals lease termination at 650 East Kendall, which have the net effect of increasing the 2015 FFO and CFFO estimate by $0.02 per diluted share.

The company continues to target new investment opportunities, including acquisitions and new development projects; however, the company’s 2014 FFO and CFFO and 2015 FFO and CFFO estimates do not reflect the impact of any future new investments (acquisitions or development), or related financing activity, as the impact of such investments may vary significantly based on the nature of these investments, timing and other factors.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, financings, acquisitions, development and redevelopment and the amount and timing of acquisitions, development and redevelopment activities. The company’s actual results may differ materially from these estimates.

Supplemental Information

Supplemental operating and financial data are available in the Investor Relations section of the company’s website at www.biomedrealty.com.

Teleconference and Webcast

BioMed Realty will conduct a conference call and webcast at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) on Thursday, October 30, 2014 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com, which will include an online slide presentation to accompany the call, or live by calling (800) 708-4539 (domestic) or (847) 619-6396 (international) with call ID number 38313570. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 11:30 a.m. Pacific Time on Thursday, October 30, 2014 until midnight Pacific Time on Wednesday, November 5, 2014 by calling (888) 843-7419 (domestic) or (630) 652-3042 (international) and using access code 38313570#.

About BioMed Realty Trust

BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 17.2 million rentable square feet. Additional information is available at www.biomedrealty.com. Follow us on Twitter @biomedrealty.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with security breaches and other disruptions to the company’s information technology networks and related systems; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Investments in real estate, net	$5,535,115	$5,217,902
Investments in unconsolidated partnerships	36,275	32,137
Cash and cash equivalents	33,864	34,706
Accounts receivable, net	18,843	8,421
Accrued straight-line rents, net	183,904	173,779
Deferred leasing costs, net	224,824	198,067
Other assets	205,487	307,589

Total assets	$6,238,312	$5,972,601

LIABILITIES AND EQUITY
Mortgage notes payable, net	$478,543	$709,324
Exchangeable senior notes	95,678	180,000
Unsecured senior notes, net	1,293,572	895,083
Unsecured senior term loan	755,876	758,786
Unsecured line of credit	229,000	128,000
Accounts payable, accrued expenses and other liabilities	375,933	314,383

Total liabilities	3,228,602	2,985,576
Equity:
Stockholders’ equity:
Common stock, $.01 par value, 250,000,000 shares authorized, 197,455,157 shares and 192,115,002 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,975	1,921
Additional paid-in capital	3,643,957	3,554,558
Accumulated other comprehensive loss, net	(20,915)	(32,923)
Dividends in excess of earnings	(675,763)	(583,569)

Total stockholders’ equity	2,949,254	2,939,987
Noncontrolling interests	60,456	47,038

Total equity	3,009,710	2,987,025

Total liabilities and equity	$6,238,312	$5,972,601

BIOMED REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental	$122,838	$116,884	$363,788	$327,932
Tenant recoveries	42,626	38,907	121,641	104,037
Other revenue	3,452	3,441	23,524	47,352

Total revenues	168,916	159,232	508,953	479,321

Expenses:
Rental operations	54,899	51,688	161,058	134,182
Depreciation and amortization	64,452	61,898	189,597	186,219
General and administrative	12,768	11,934	37,153	32,358
Acquisition-related expenses	487	907	2,871	5,263

Total expenses	132,606	126,427	390,679	358,022

Income from operations	36,310	32,805	118,274	121,299
Equity in net income / (loss) of unconsolidated partnerships	733	(112)	585	(697)
Interest expense, net	(22,215)	(27,870)	(73,356)	(79,890)
Other income / (expense)	2,148	(687)	11,338	(4,079)

Net income	16,976	4,136	56,841	36,633
Net (income) / loss attributable to noncontrolling interests	(1,016)	111	(3,412)	(268)

Net income attributable to the company	15,960	4,247	53,429	36,365
Preferred stock dividends	—	—	—	(2,393)
Cost on redemption of preferred stock	—	—	—	(6,531)

Net income available to common stockholders	$15,960	$4,247	$53,429	$27,441

Income from continuing operations per share available to common stockholders:
Basic and diluted earnings per share	$0.08	$0.02	$0.27	$0.15

Weighted-average common shares outstanding:
Basic	194,022,619	190,646,722	191,988,661	179,138,169

Diluted	199,574,893	196,131,643	197,651,357	183,121,240

BIOMED REALTY TRUST, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

(In thousands, except share data)

(Unaudited)

Our FFO and CFFO available to common shares and partnership and LTIP units and a reconciliation to net income for the three and nine months ended September 30, 2014 and 2013 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income available to the common stockholders	$15,960	$4,247	$53,429	$27,441
Adjustments:
Gain on sale of assets	—	(230)	—	(230)
Noncontrolling interests in operating partnership	429	118	1,463	534
Depreciation and amortization – unconsolidated partnerships	2,312	380	3,088	1,116
Depreciation and amortization – consolidated entities	64,452	61,898	189,597	186,219
Depreciation and amortization – allocable to noncontrolling interest of consolidated joint ventures	(699)	(515)	(1,739)	(709)

FFO available to common shares and units – basic	$82,454	$65,898	$245,838	$214,371
Interest expense on exchangeable senior notes	1,241	1,688	4,616	5,063

FFO available to common shares and units – diluted	$83,695	$67,586	$250,454	$219,434
Acquisition-related expenses	487	907	2,871	5,263

CFFO – diluted	$84,182	$68,493	$253,325	$224,697

FFO per share – diluted	$0.40	$0.33	$1.20	$1.13

CFFO per share – diluted	$0.40	$0.33	$1.21	$1.15

Weighted-average common shares and units outstanding – diluted (1)	208,649,141	207,952,002	208,723,924	194,899,709

Our AFFO available to common shares and partnership and LTIP units and a reconciliation of CFFO to AFFO for the three and nine months ended September 30, 2014 and 2013 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
CFFO – diluted	$84,182	$68,493	$253,326	$224,697
Adjustments:
Recurring capital expenditures and second generation tenant improvements	(17,007)	(9,857)	(46,291)	(32,251)
Leasing commissions	(1,741)	(1,703)	(5,580)	(5,268)
Non-cash revenue adjustments	(702)	(3,661)	(5,453)	(1,239)
Non-cash adjustment for securities	—	—	50	2,825
Non-cash debt adjustments	3,236	3,305	9,737	9,463
Non-cash equity compensation	3,658	3,489	11,137	9,567
Cost on redemption of preferred stock	—	—	—	6,531
Depreciation included in general and administrative expenses	848	629	2,345	1,675
Share of non-cash unconsolidated partnership adjustments	218	24	254	95

AFFO available to common shares and units	$72,692	$60,719	$219,524	$216,095

AFFO per share – diluted	$0.35	$0.29	$1.05	$1.13

Weighted-average common shares and units outstanding – diluted (1)	208,649,141	207,952,002	208,723,924	194,899,709

(1)	The three and nine months ended September 30, 2014 include 7,589,600 and 9,571,008 shares of potentially issuable common stock, respectively, pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three and nine months ended September 30, 2013 include 10,405,224 shares of common stock potentially issuable pursuant to the exchange feature of the exchangeable senior notes due 2030 based on the “if converted” method. The three months ended September 30, 2014 and 2013 include 1,484,648 and 1,415,135 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share. The nine months ended September 30, 2014 and 2013 include 1,501,559 and 1,373,245 shares of unvested restricted stock, respectively, which are considered anti-dilutive for purposes of calculating diluted earnings per share.

We present funds from operations, or FFO, core funds from operations, or CFFO, and adjusted funds from operations, or AFFO, available to common shares and partnership and LTIP units because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO, CFFO and AFFO when reporting their results.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, impairment charges on depreciable real estate, real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

We calculate CFFO by adding acquisition-related expenses to FFO. We calculate AFFO by adding to CFFO: (a) non-cash revenues and expenses, (b) recurring capital expenditures and second generation tenant improvements, and (c) leasing commissions.

Our computation of FFO, CFFO and AFFO may differ from the methodology for calculating FFO, CFFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO, CFFO and AFFO do not represent cash flow available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO, CFFO and AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO, CFFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of our operations.